U.S. Securities and Exchange Commission
Washington, D.C 20549

FORM S-1/A1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASAP EXPO, INC.
(Name of small business issuer in its charter)

Nevada	7389	20-2934409
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9436 Jacob Lane
Rosemead, California 91731
626-297-1800
(Address and telephone number of principal executive offices and principal place of business)

Copies to:
James Vandeberg
The Otto Law Group, PLLC
601 Union Street, Suite 4500, Seattle, WA 98101
Tel. (206) 262-9545
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock Total:	8,701,480	$.01	$87,014.80	$3.42 (2)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).  The issuer has a negative book value, thus it has chosen to use the above estimate.

(2)	Previously paid.

PROSPECTUS

ASAP EXPO, INC.

8,701,480 Shares of Common Stock

This prospectus (the “Prospectus”) relates to the distribution of up to 8,701,480 shares of common stock of ASAP Expo, Inc., a Nevada corporation (“ASAP Expo” or the “Company”) (the “Shares” or the “Securities”), by China Yili Petroleum Company (“China Yili”) who owns one hundred percent (100%) of ASAP Expo.  The Shares are being distributed in the form of a dividend to China Yili’s common stock shareholders on a pro rata basis.  ASAP Expo will not receive any proceeds in the distribution of the Shares by China Yili.  ASAP Expo will pay all expenses in connection with this offering.

Upon registration and listing on the Over The Counter Bulletin Board (“OTCBB”) following the filing of a Form 15c 2-11, ASAP Expo’s shareholders may sell the Shares on the OTCBB or on any other market or stock exchange on which the Company’s common stock may be traded or listed at the time of sale.  The Company may also sell Shares in block transactions or private transactions or otherwise, through brokers or dealers.  These sales will be made either at market prices prevailing at the time of sale or at negotiated prices.

The Securities offered hereby involve a high degree of risk.  For a discussion of certain considerations associated with the purchase of the Shares offered hereby, see the section titled “Risk Factors” of this Prospectus.

These Securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus.  Any representation to the contrary is a criminal offense.

SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

The following summary of this Prospectus does not purport to be complete and is qualified in its entirety by reference to the more detailed information contained in other parts of this Prospectus.  Special attention should be directed to the section describing the “Risk Factors” before making any decision on the suitability of this investment

ASAP Expo, Inc.

ASAP Expo, Inc. was incorporated on April 10, 2007 under the laws of the State of Nevada and is a wholly owned subsidiary of China Yili Petroleum Company, a Nevada corporation (“China Yili”), formerly named ASAP Show, Inc (“ASAP Show”).  On August 13, 2007, ASAP Show acquired the outstanding capital stock of Sino-American Petroleum Group, Inc., a Delaware corporation (“Sino-American Petroleum”) (the “Merger”), through the issuance of Series A Convertible Preferred Stock to the shareholders of Sino-American Petroleum, and through an amendment to its articles of corporation, changed its corporate name to China Yili Petroleum Company (all references herein to ASAP Show mean China Yili prior to the Merger).  Sino-American Petroleum is a holding company that owns all of the registered capital of Tongliao Yili Asphalt Co. (“Yili Asphalt”), a corporation organized under the laws of the People’s Republic of China.  Yili Asphalt is engaged in the business of refining heavy oil into asphalt, fuel oil and lubricants.  All of Yili Asphalt’s business is currently in China.

Prior to the Merger, ASAP Show assigned all of its pre-Merger business and assets to ASAP Expo and ASAP Expo assumed responsibility for all of the liabilities of ASAP Show that existed prior to the Merger.  On May 24, 2007 ASAP Expo entered into an Assignment and Assumption and Management Agreement with ASAP Show and Frank Yuan whereby ASAP Expo acquired the operations of ASAP Show by the assignment and transfer all of the assets and liabilities of ASAP Show to ASAP Expo (the “Agreement”).  The Agreement provides that Mr. Yuan will manage ASAP Expo within his discretion, provided that his actions or inactions do not threaten material injury to ASAP Show.  The Agreement further provides that Mr. Yuan will cause ASAP Expo to file a registration statement that will, when declared effective, permit ASAP Show to distribute all of the issued and outstanding shares of ASAP Expo to the holders of ASAP Show’s common stock (the “Distribution”).  Accordingly, upon the registration statement being declared effective, the Board of Directors of China Yili will fix a record date and shareholders of record on that date will receive the Shares (hereinafter defined) of ASAP Expo in proportion to their ownership of China Yili common stock.

ASAP Expo is operating the business of organizing trade-shows. ASAP Expo is initially targeting the apparel industry.  Our corporate headquarters are located at 9436 Jacob Lane, Rosemead, California 91731 and our phone number is (626) 297-1800.

The Offering

This Prospectus relates to the distribution of 8,701,480 shares (the “Shares”) of common stock of ASAP Expo by China Yili, which owns one hundred percent (100%) of ASAP Expo.  The Shares are being distributed in the form of a dividend to China Yili’s common stock holders on a pro rata basis.  ASAP Expo will not receive any proceeds in this distribution of Shares by China Yili.  ASAP Expo will pay all expenses in connection with this offering.

RISK FACTORS

Prospective investors should carefully consider the risks described below, in conjunction with other information and the Company’s consolidated financial statements and related notes included elsewhere in this Prospectus, before making an investment decision.  The Company’s business, financial condition and results of operations could be affected materially and adversely by any and or all of these risks.

The following risk factors include, among other things, cautionary statements with respect to certain forward-looking statements, including statements of certain risks and uncertainties that could cause actual results to vary materially from the future results referred to in such forward-looking statements.

THE COMPANY IS SUBJECT TO UNITED STATES GOVERNMENT REGULATIONS WHICH COULD ADVERSELY AFFECT THE COMPANY'S BUSINESS.

ASAP Expo's primary source of income is from overseas apparel exporters who are willing to exhibit at its trade shows and participate in buying trips. Apparel imports into the United States are heavily regulated by the United States government. If the United States government imposes higher tariffs, increases quotas or imposes limitations on quantities of imports, it will adversely affect ASAP Expo's business. Fewer foreign apparel exporters will participate in ASAP Expo's events if it is limited in exporting to the United States.

THE COMPANY IS SUBJECT TO FOREIGN GOVERNMENT REGULATIONS WHICH COULD ADVERSELY AFFECT THE COMPANY'S BUSINESS.

ASAP Expo's primary source of income is from overseas apparel exporters who are willing to exhibit at its trade shows and participate in buying trips. Foreign governments may advise their exporters to sell merchandise to countries other than the United States to balance their export concentration. Such policies could adversely affect ASAP Expo's trade show exhibitor revenue because foreign exporters will promote their business by following their own government's policies and incentives.

THE WORLD TRADE ORGANIZATION'S BILATERAL AGREEMENTS COULD ADVERSELY AFFECT THE COMPANY'S BUSINESS.

Apparel imports are governed by the World Trade Organization's ("WTO") bilateral agreements between the United States and each other country. For example, even though China is a WTO member, the United States can elect, based upon safeguards and market disruptions, to limit the export quantities to the United States.  The Company’s management has found that because of China's limitations of exports to the United States, fewer Chinese manufacturers are willing to exhibit in United States trade shows. For example, when China officially became a member of WTO on January 1, 2005, ASAP Show's trade show in Las Vegas in February 2005 had 35 exhibitors from China. The Chinese exporters believed that their exports to the United States would be free of quota limitations. However when the United States imposed the safeguards/market disruption quotas in early 2005, the number of Chinese exhibitors at the August 2005 trade show declined to 20. However, attendance for the February 2006 trade show increased to a number of exhibitors that was consistent with the February 2005 trade show.

ASAP Expo estimates that 30% of its total revenue in 2008 will be from China.

THE COMPANY EXPECTS TO BE DEPENDANT UPON REVENUE FROM UNPROVEN TRADE SHOWS WHICH MAKES OUR REVENUE POTENTIAL UNCERTAIN.

ASAP Expo expects to depend primarily on revenue from trade shows. The trade shows have generated revenue in the past. Growth in trade shows depends upon venue availability, continued willingness of manufacturers to pay to exhibit and buyers’ willingness to attend.  There is no assurance that venues will be available in Las Vegas or that exhibitors will continue to pay fees or that attendees will continue to find it worthwhile to attend. Therefore there is no guarantee that the trade shows will continue to generate revenue or that revenue will meet management's expectations. ASAP Expo's primary source of funds will be trade show revenue and ASAP Expo’s $1,300,000 line of credit provided by Mr. Yuan, the Company’s CEO, and his wife, Vicky Yuan.

THE COMPANY FACES INTENSE COMPETITION FROM MANY ENTITIES.

The trade show marketplace is highly competitive. The barrier to entry is not significant. We have identified and continue to identify numerous companies that are better funded, have more experience and more significant resources that have entered or are planning to enter the trade show business. Should these companies decide to enter our specific market, there is no guarantee that we will be able to compete with them effectively.

THE COMPANY IS DEPENDENT ON FOREIGN GOVERNMENTS SUBSIDIZING THEIR EXPORTERS' EXHIBITION FEES.

ASAP Expo heavily relies on foreign alliances with manufacturers and their governments' willingness to subsidize their exporters’ exhibit fees for the trade shows. If a foreign government decides to drop the financial support of its exporters at the trade shows, this will have an immediate negative impact on ASAP Expo's trade show revenue. For example, Macau has been supporting its exporters at ASAP Expo's trade shows. If for any reason, the Macau government decides to not pay for its exporters to exhibit, it will be very hard for the exporters to pay on their own.

THE COMPANY IS DEPENDENT ON MARKET DEMAND FOR AN ACCEPTANCE OF OUR SERVICE WHICH IF DOES NOT EXIST WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

Much of ASAP Expo's success is dependent upon aggregating a critical mass of subscribing overseas manufacturers and trade show attendees and establishing and maintaining strong relationships with clients. If market demand and acceptance for our services is not in line with our expectations, it is likely that revenue will not meet our expectations.

WE ARE DEPENDENT ON RELATIONSHIPS WITH KEY APPAREL RETAILERS / BUYERS, AND THE ABILITY TO CREATE MORE SUCH RELATIONSHIPS, THE LOSS OF ANY OF WHICH COULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

Our business model is retailer/buyer -centric. Successful implementation of it is predicated on our ability to create and nurture strong relationships with retailers/buyers. If we are unable to maintain existing relationships, our revenue profitability will not meet our expectations. Although ASAP Expo believes it can create and maintain the necessary relationships, there is no guarantee that it will.

WE DEPEND ON THE RELIABILITY OF OUR SERVICES.

As a member of the service industry, ASAP Expo is dependent upon the reliability of its trade show, software and hardware. There is no guarantee that ASAP Expo will be able to provide reliable services. Even though ASAP Expo's trade show is a unique sourcing show with niche services such as matchmaking and educational seminars, there is no guarantee that other trade shows such as MAGIC will not copy or follow our unique services. If a competitor starts to copy our unique services, which is possible, management believes that it will face more intense competition than before.

WE DEPEND UPON KEY MEMBERS OF MANAGEMENT, THE LOSS OF ANY OF WHOM WOULD NEGATIVELY IMPACT OUR BUSINESS.

The implementation of our business plan relies on key members of the management team and sales, marketing, and finance personnel. There is no guarantee that these employees will continue to work for ASAP Expo. In addition, there is no guarantee that ASAP Expo will be able to replace these employees with personnel of similar caliber should they not be able to work, or decide not to work for ASAP Expo.

ASAP EXPO HAD AN CAPITAL DEFICIENCY OF $1,126,289 AS OF DECEMBER 31, 2007, AND WE HAVE RECEIVED AN OPINION FROM OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REGARDING OUR ABILITY TO CONTINUE AS A GOING CONCERN, AND WE MAY NEVER ACHIEVE PROFITABILITY .

ASAP Expo’s parent company, China Yili , formerly ASAP Show, had a history of operating losses.  At December 31, 2007, the Company has a capital deficiency of approximately $1,126,289 resulted from the accumulated deficit of its parent company that was transferred to the Company pursuant to the Agreement.  ASAP Show has not been profitable since inception and we do not expect ASAP Expo to be profitable in the near future. No assurances can be given as to whether we will ever be profitable.

Our independent registered public accounting firm has added an explanatory paragraph to their report of independent registered public accounting firm issued in connection with the financial statements for the period ended December 31, 2007, relative to the substantial doubt about our ability to continue as a going concern. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

USE OF PROCEEDS

ASAP Expo will not receive any proceeds from the distribution of the Shares.

DETERMINATION OF OFFERING PRICE

The Shares are being distributed as a dividend to the shareholders of China Yili.

DILUTION

Not applicable.

SELLING SECURITY HOLDER

The sole Selling Security Holder is China Yili Petroleum Company, which owns 100% of the outstanding shares of common stock of ASAP Expo and will not own any shares after the distribution.

PLAN OF DISTRIBUTION

There is no underwriter or coordinating broker acting in connection with this offering.  China Yili may be deemed an “underwriter” within the meaning of the Securities Act with respect to the Shares offered by China Yili.  Upon effectiveness of the registration statement, the Shares will be distributed on a pro rata basis to the common stock holders of China Yili (the “Distribution”).  The Shares will not be distributed to either China Yili Series A preferred stockholders or stockholders of China Yili common stock who received their shares of common stock in exchange for shares China Yili Series A preferred stock.

The Distribution will be a taxable event to those China Yili common stock holders receiving Shares therefrom.

After the Distribution, the Shares may be sold from time to time by the shareholders of ASAP Expo, transferees or other successors in interests.  Such sales may be made from time to time on the OTCBB or on any other market or exchange on which the common stock of ASAP Expo may be traded or listed at the time of sale or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions.  The Shares may be sold by one or more of the following:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;

•	broker-dealers may agree with ASAP Expo to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

DESCRIPTION OF SECURITIES

The following is a summary of the material terms of ASAP Expo’s common stock.  This summary is subject to and qualified in its entirety by ASAP Expo’s Articles of Incorporation and Bylaws, which are included as exhibits to the registration statement of which this Prospectus forms a part, and by the applicable provisions of Nevada law.

ASAP Expo’s authorized capital consists of forty-five million (45,000,000) shares of common stock, par value of $.001 per shares, of which eight million seven hundred one thousand four hundred and eighty (8,701,480) are issued and outstanding.  The Articles of Incorporation do not permit cumulative voting for the election of directors, and shareholders do not have any preemptive rights to purchase shares in any future issuance of ASAP Expo’s common stock.

All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.  To the extent that additional shares of ASAP Expo’s common stock are issued, the relative interests of the existing shareholders may be diluted.

COMMON STOCK

Voting Rights.  Each holder of shares of common stock is entitled to one vote for each share of common stock for the election of directors and on each other matter submitted to a vote of the stockholders of ASAP Expo.  The holders of common stock have exclusive voting power on all matters at any time.

Liquidation Rights.  Upon liquidation, dissolution or winding up of ASAP Expo, holders of shares of common stock are entitled to share ratably in distributions of any assets after payment in full or provisions for all amounts due creditors and provision for any liquidation preference of any other class or series of stock of ASAP Expo then outstanding.

Dividends.  Dividends may be declared by the Board of Directors and paid from time to time to the holders of common stock, on such record dates as may be determined by the Board of Directors, out of the net profits or surplus of ASAP Expo.

INTEREST OF NAMED EXPERTS AND COUNSEL

LEGAL MATTERS

The validity of the securities being offered will be passed upon for ASAP Expo by James Vandeberg, The Otto Law Group, PLLC, 601 Union Street, Suite 4500, Seattle, WA 98101.  ASAP Expo's legal counsel has been employed on a non-contingent basis.

EXPERTS

The financial statements of ASAP Expo as of December 31, 2007 and the three months ending March 31, 2008, included in this Prospectus have been included herein in reliance upon the report of Sutton Robinson Freeman & Co., P. C., our independent registered public accounting firm, given on the authority of said firm as an expert in auditing and accounting.

DESCRIPTION OF BUSINESS

ASAP Expo was incorporated in April 2007 under the laws of the State of Nevada and is a wholly owned subsidiary of China Yili. ASAP Expo is operating the business of organizing trade-shows. ASAP Expo is initially targeting the apparel industry.

TRADE SHOWS

•
ASAP GLOBAL SOURCING SHOW - a trade show for U.S. buyers to meet hundreds of overseas ready-made garment manufacturers - is held twice a year in Las Vegas. Trade show revenue is generated primarily from booth sales. There are many other ancillary revenues such as seminar fees, advertisements, trade show decoration, material rentals, etc. Currently, management allocates all resources and manpower to develop the tradeshows mentioned above.

•
ASAP BUYING TRIP -It was the first buying tour of its kind designed for United States and European Union buyers prepared to place production orders, license their brands, understand China's distribution channels, find joint venture possibilities and relocate United States textile plants to China. Participation from the United States and European Union included such prominent names such as Fruit of the Loom, Warnaco, Salvatore Ferragamo and Marks & Spencer among others. In the course of its operations, ASAP Show has arranged seven buying trips to China and in November, 2005, one buying trip to Pakistan and Bangladesh.

•
FASHION INTERNATIONAL TRADE SHOW (“FITS”) - FITS is the only Licensing Trade show held in China, committed to launch international fashion, accessory and footwear brands into China - the fastest growing consumer market in the world. FITS provides the most cost effective way and "first entry" advantage by finding an experienced partner to act as a Master Licensee to overcome the complexity of the Chinese distribution system.

EMPLOYEES

As of March 31, 2008, ASAP Expo employed 15 full-time employees classified as follows: 2 full-time executive officers; 2 full-time administrative personnel stationed in the USA; 1 in India, 1 in Hong Kong and 9 in China. ASAP Expo believes that relations with its employees are good.

COMPETITORS

There are numerous fashion, apparel, textile and accessories/supplies trade shows in the U.S. each year. Some of these shows are well established and have been held for years.

The primary competitors of ASAP Expo are as follows:

1.
MAGIC - MAGIC, the Men's Apparel Guild in California was founded in 1933. Due to enormous growth, the show relocated from Los Angeles to Las Vegas in 1989. Today, MAGIC International is the world's largest and most widely recognized organizer of the fashion industry trade shows. MAGIC encompasses every facet of fashion. MAGIC announced its Sourcing Zone and FABRIC@MAGIC show in 2003, which is the direct competition of ASAP.

2.
Material World at New York Javits Center and Miami Convention Center – Material World established for fabric and trim show in North America. Even though Material World is held in different cities and focus on fabrics and trim, but they are trying to enter apparel sourcing trade show sector.

3.
SOURCES trade show - Now in its third year, SOURCES has exhibitors that are non-U.S. based manufacturers of gifts, home and decorative accessories, and handcrafted products that comes the U.S. to do business with wholesalers, importers, distributors, catalog and mail order, and direct volume purchasers.

Although the competitors detailed in the preceding paragraphs may offer similar services to ASAP Expo,  ASAP Expo believes that no other company has its range of services, approach to serving the industry or such an experienced management team with years of experience within the apparel industry. ASAP Expo is focused on providing a complete merchandise sourcing solution by providing educational seminars, matchmaking sessions, dedicated country managers and other unique services that interlock each other and are focused on serving buyers' /exhibitors' international sourcing and transaction needs.

INTELLECTUAL PROPERTY PROTECTION

ASAP Expo has trademarked the following trade names: ASAP Global Sourcing Show(TM), DEPS(TM); FOCASTING(TM); and Internet Sourcing Network(TM).

DESCRIPTION OF PROPERTY

ASAP Expo leases its corporate headquarters located at 9643 Jacob Lane, Rosemead, California 91770. Its telephone number is (626) 297-1800. The lease agreement is entered with its CEO Frank Yuan, an arm length transaction, commenced on July 1, 2007, and is a month to month lease. ASAP Expo currently leases approximately 2,500 square feet at an average monthly rent of approximately $4,500.

LEGAL PROCEEDINGS

None.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

There is no established public trading market for a class of common equity of ASAP Expo.

HOLDERS OF RECORD

As of May 21, 2008, all of ASAP Expo's issued and outstanding common stock totaled 8,701,480 shares and were held by 1 shareholder, China Yili.

DIVIDENDS

ASAP Expo has not paid dividends and has no plans to pay dividends in the near future. ASAP Expo intends to reinvest its earnings on the continued development and operation of its business. Any payment of dividends would depend upon ASAP Expo's pattern of growth, profitability, financial condition, and such other factors, as the Board of Directors may deem relevant.

SELECTED FINANCIAL DATA

Set forth below is our historical financial data with respect to the fiscal years ended December 31, 2007, 2006, 2005, 2004 and 2003, and three months ended March 31, 2008. The information is only a summary. This information has been derived from, and should be read in conjunction with, our historical audited Financial Statements and unaudited Financial Statements and related notes beginning on page F-1 and the section entitled "Management's Discussion and Analysis".

Effective for the fiscal year ending in 2007, we changed our fiscal year end from May 31 to December 31.

Selected Historical Financial Data

	As of and for the Year Ended December 31,
	2007	2006	2005	2004	2003
	(Seven Months)

Revenues	$593,866	$-	$-	$-	$-
Loss from operations	$(14,883)	$-	$-	$-	$-
Net Loss	$(75,014)	$-	$-	$-	$-

Net income (loss) per share:
basic and diluted	$(0.01)	$-	$-	$-	$-
Wt. Avg. shares outstanding:
basic and diluted	8,701,480	-	-	-	-

Total assets	$295,135	$-	$-	$-	$-
Line of credit, officers	$1,302,043	$-	$-	$-	$-
Shareholders' deficit	$(1,192,602)	$-	$-	$-	$-

Selected Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
Year ended December 31, 2008:
Revenues	$240,161	$-	$-	$-	$240,161
Loss from operations	$(137,194)	$-	$-	$-	$(137,194)
Net Loss	$(171,623)	$-	$-	$-	$(171,623)

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of the plan of operation of ASAP Expo should be read in conjunction with ASAP Expo's audited and un-audited financial statements and the related notes thereto which are included elsewhere in this registration statement for the year ended December 31, 2007, and March 31, 2008, respectively.  The Distribution of all of the issued and outstanding shares of ASAP Expo to the holders of China Yili’s common stock will cause ASAP Expo to spin-off from China Yili.  The beginning balances of ASAP Expo’s assets and liabilities are the balances of China Yili’s assets and liabilities as of May 24, 2007.

Certain statements contained herein may constitute forward-looking statements.  The Company’s actual results could differ materially from the results anticipated in the forward-looking statements as a result of a variety of factors.

PLAN OF OPERATION

REVENUES

Transaction Sales

Even though transaction sales gross revenue has been declining, management will continue this business segment. ASAP Expo does not expect this net revenue percentage to grow, as its main focus is on trade show revenue.

Trade Shows

ASAP Global Sourcing Show

The ASAP Global Sourcing Show segment derives revenue principally from the sale of exhibit space, sponsorship and conference attendance fees generated at its events. In 2007, approximately 95% of our trade show revenue was from the sale of exhibit space. Events are generally held on a semi-annual basis in Las Vegas, Nevada. At many of our trade shows, a portion of exhibit space is reserved and partial payment is received as much as 90 days in advance. Cash is collected in advance of an event and is recorded on our balance sheet as deferred revenue. Revenue and related direct event expenses are recognized in the month in which the event is held.

Trade show business is seasonal, with revenue typically reaching its highest levels during the first and third quarters of each fiscal year, largely due to the timing of the ASAP Global Sourcing shows held in February and August each year. In 2007, approximately 58% of our tradeshow revenue was generated during the third quarter (August show) and approximately 42% during the first quarter (February show). Because event revenue is recognized when a particular event is held, we also experience fluctuations in quarterly revenue based on the movement of annual trade show dates from one quarter to another.

Due to the Men's Apparel Guild in California's ("MAGIC") establishment of its Sourcing Zone, which is held at the same time as our shows, management believes the competing MAGIC show will make it difficult for the ASAP Global Sourcing Show to have significant growth.

Fashion International Trade Show (“FITS”)

FITS is the only Licensing Trade show held in China, committed to launch international fashion, accessory and footwear brands into China - the fastest growing consumer market in the world. FITS provides the most cost effective way and "first entry" advantage by finding an experienced partner to act as a Master Licensee to overcome the complexity of the Chinese distribution system.

FITS generates its revenue mostly from booth sales.

China Buying Trips

It was the first buying tour of its kind designed for United States and European Union buyers prepared to place production orders, license their brands, understand China's distribution channels, find joint venture possibilities and relocate United States textile plants to China. Management is planning to conduct multiple, but small size buying trips to China and Southeast Asia countries annually.

Eco Show

Environment concerned green nature products is the main focus of Eco Trade Show, a division of ASAP Show, which was launched its first edition in February 2007.

LIQUIDITY AND CAPITAL RESOURCES

During the next twelve months, ASAP Expo will focus on its trade show business model to generate additional revenue. With the net revenue from its trade show, controlling and reducing G & A expenses, and continuing support from its CEO to provide a revolving line-of-credit, management believes ASAP Expo will have enough net working capital to sustain its business for another 12 months.

ASAP Expo has a revolving line-of-credit from ASAP Expo’s CEO, Frank Yuan, his wife Vicky Yuan.  The Line, as amended, expires on August 1, 2009, and provides for a total maximum credit line of $1,300,000. The Line carries an interest rate of 10% per annum.  The total balance as of December 31, 2007, was $1,364,474, excluding the accrued and unpaid interest of $30,211.

The forecast of the period of time through which ASAP Expo’s financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties. ASAP Expo’s actual funding requirements may differ materially as a result of a number of factors, including unknown expenses associated with the cost of continuing to implement ASAP Expo’s international electronic trading business and trade show expansion.

ASAP Expo has no commitments to make capital expenditures for the fiscal year ending December 31, 2008.

ASAP Expo does not expect any significant change in the number of employees.

ASAP Expo does not have any off-balance sheet arrangements.

Over the next two to five years, ASAP Expo plans to utilize a combination of internally generated funds from operations and potential debt and equity financing to fund its long-term growth.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in the our financial statements and the accompanying notes. The amounts of assets and liabilities reported on our balance sheet and the amounts of revenues and expenses reported for each of our fiscal periods are affected by estimates and assumptions, which are used for, but not limited to, the accounting for revenue recognition, stock based compensation and the valuation of deferred taxes. Actual results could differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used in the preparation of the financial statements:

Revenue Recognition

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101 ("SAB 101"), "Revenue Recognition" which outlines the basic criteria that must be met to recognize revenue and provide guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. SAB 101 has been amended and replaced by SAB 104. Management believes ASAP Expo's revenue recognition policies conform to SAB 104.

Net revenues include amounts earned under transaction sales, trade shows, buying trips, Material World and subscription fees.

Transaction Sales

Transaction revenues are recorded in accordance with Emerging Issues Task Force Issue No. ("EITF") 99-19 "Reporting Revenue Gross as a Principal versus net as an Agent." ASAP Expo recognizes net revenues from product transaction sales when title to the product passes to the customer, net of factoring fees. For all product transactions with its customers in 2007, ASAP Show acted as a principal, took title to all products sold upon shipment, and bore inventory risk for return products that ASAP Show was not able to return to the supplier, although these risks are mitigated through arrangements with factories, shippers and suppliers.

Trade Shows

Trade shows generate revenue through exhibitor booths sales, corporate sponsorship, and advertising. Such revenue is typically collected in advance, deferred and then recognized at the time of the related trade show. ASAP Expo organizes two trade shows per year in February and August in Las Vegas.

Buying Trips

Buying trips generate revenue through the participating buyers ("Buyers") paying for ASAP Expo's assistance during the travel through various foreign countries in Asia to meet local apparel manufacturers. ASAP Expo receives a portion of exhibition net revenues collected by the oversea government's trade promotion agencies located in the various cities which were visited by the Buyers (we do not share any losses, if any). Buying Trip's revenue is recognized ratably during the period in which the event is conducted. Management is planning to conduct multiple, but small size buying trips to China and Southeast Asia countries annually.

Deferred Tax Asset Valuation

ASAP Expo accounts for income taxes under Statement of Financial Accounting Standard ("SFAS") No. 109, "ACCOUNTING FOR INCOME TAXES." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Management provides a valuation allowance for significant deferred tax assets when it is more likely than not that such assets will not be recovered.

New Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. The Company is currently evaluating the potential impact of the adoption of SFAS 141R on its consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. The Company is currently evaluating the potential impact of the adoption of SFAS 160 on its consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). This statement defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS 157 on our financial condition and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (SFAS No. 158”). SFAS No. 158 requires an employer that sponsors one or more single-employer defined benefit plans to (a) recognize the over-funded or under-funded status of a benefit plan in its statement of financial position, (b) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87, “Employers’ Accounting for Pensions”, or SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”, (c) measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end, and (d) disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation.  The Company does not expect the adoption of SFAS 158 to have a material effect on its financial statements and related disclosures.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. SFAS 159 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on the Company’s financial condition or results of operations.

ASAP Expo continues to assess the effects of recently issued accounting standards. The impact of all recently adopted and issued accounting standards has been disclosed in the footnotes to ASAP Expo's audited financial statements, note 1.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency Exposures

Even though ASAP Expo’s primary business is to bring foreign manufacturers to exhibit at trade shows in the United States, our earnings are not affected by fluctuations in the value of our currency against foreign currencies, as our revenues are U.S. dollar denominated.

Interest Rate Risk

The Company’s primary cash resource has been through the Company’s line of credit from Frank and Vicky Yuan.  The interest rate for the Line is fixed at 10% interest per annum.  Hence, the Company is not affected by interest rate fluctuations.

Credit Line Risk

With respect to the Company’s Line, ASAP Expo is exposed to a potential reduction of the credit line, should Frank and Vicky Yuan choose to extend the Line to the Company.

Country Risk

A substantial portion of our business and operations are located and conducted in China, India, Pakistan, Bangladesh & other Far Eastern countries.  Should the economic growth in these countries slow due to economic down turn, implementation of trade regulations complicating export to the U.S., or the occurrence of any other event or events that may have a negative impact on the economies of the aforementioned countries and region, our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Each of the following persons is a director and executive officers of ASAP Expo as of January 1, 2008.

NAME	AGE	POSITIONS HELD WITH COMPANY
Charles Rice	65	Director since 2007
Deborah Shamaley	49	Director since 2007
James Vandeberg	64	Director since 2007
Alvin S. Mirman	70	Director since 2007
Frank S. Yuan	59	Chairman of the Board since 2007; Chief Executive Officer since 2007

There are no family relationships among any of the directors and executive officers.

The following sets forth certain biographical information concerning each director and executive officer:

CHARLES RICE. Charles Rice, Senior International and Domestic buyer, retired from Sears Roebuck and Montgomery Ward. His 30 plus years of buying experience, reputation, contacts and product sourcing knowledge bring ASAP Expo tremendous benefits and a head start in the retail industry. Mr. Rice holds a B.S. degree in business and economics from the University of Delaware. Mr. Rice was a director of C-ME since 1996, ASAP Show since 2005 and ASAP Expo since 2007.

DEBORAH SHAMALEY. Deborah Shamaley, a chain store and apparel-jobbing entrepreneur, has 20 years of retail and wholesale apparel experience. Mrs. Shamaley co-founded The Apparel Group ("TAG"). TAG imported and sold women's apparel wholesale to more than 1,800 retailers including Nordstrom's, J.C. Penney's, Sears, and Burlington Coat Factory. TAG also owned and operated a 23 apparel store-chain under the name $11.99 Puff. Ms. Shamaley sold the company in 1996. Mrs. Shamaley has also been involved in Shamaley Ford car dealership, one of the largest in El Paso, Texas since 1995. Ms. Shamaley was a director of C-ME since 1996, ASAP Show since 2005 and ASAP Expo since 2007.

JAMES VANDEBERG. James Vandeberg has been an attorney in private practice specializing in corporate finance for the past 11 years. He brings more than 20 years of corporate counsel and corporate secretary experience to ASAP Expo. He has significant experience advising both internet and retail companies on securities, financings, mergers and acquisitions, and general corporate matters, including IPO's, SEC compliance, and investor relations' issues. His retail experience includes 14 years as Corporate Counsel and Secretary at the former Carter Hawley Hale Stores, a holding company for the multi-billion dollar department and specialty retail stores which operated under the names: The Broadway, Neiman Marcus, Contempo Casuals, Emporium, Weinstock's, Bergdorf Goodman, Holt Renfrew - Canada, Waldenbooks, John Wanamaker, Thalhimers, and Sunset House. In addition, Mr. Vandeberg serves on the board of directors for Information Highway.com, Inc. (OTC: BB IHWY), IAS Communications, Inc. (OTC: BB IASCA), and REGI US, Inc. (OTC: BB RGUS). He received his B.A. in accounting from the University of Washington and his J.D. from New York University. Mr. Vandeberg was a director of C-ME since 2001, ASAP Show since 2005 and ASAP since Expo 2007.

ALVIN S. MIRMAN. Alvin S. Mirman was founder, chief operating officer, President and Chairman of US Capital Partners, Inc from 2002 until January of 2006. Previously, he founded First Level Capital in 1998 where he was chief operating officer and Chairman until the firm merged with vFinance in 2001. Since the merger, he has been FinOp and research director for vFinance is licensed Series 3, 4, 7, 24, 27 and 65. From May 1997 until August 1998, Mr. Mirman was a partner at Grady & Hatch where he served as Vice President and CFO. At Commonwealth Associates, he was Director of Research, and member of both the Executive and Commitment Committees from August 1994 until June 1997. From 1987 to 1994, Mr. Mirman at Gruntal & Company specialized in the telecommunications industry. Prior to that time, from 1983 through 1987, he was a Vice President at E.F. Hutton. Mr. Mirman was the host of a nationwide TV show, “Wall Street Today” where he interviewed top management about their companies. Mr. Mirman is widely quoted in various publications including the Wall Street Journal, Bloomberg Financial, CNBC and Forbes. He has been a member of the New York Society of Securities Analysts for the past 30 years. Mr. Mirman is a director of ASAP Show since 2006 and ASAP Expo since 2007.

FRANK S. YUAN. Combining decades of experience in the apparel, banking, real estate, insurance and computer industries, Frank Yuan has developed and started multiple new ventures in his 30 plus years as an immigrant in the United States. Before ASAP Expo, Mr. Yuan founded multi-million dollars of business in men's apparel private label & wholesale company, a "Knights of Round Table" sportswear line, a "Uniform Code" sweater line, and men's clothing retail store chain. Mr. Yuan also founded UNI-Fortune, a real-estate development company, and co-founded United National Bank, Evertrust Bank, Western Cities Title Insurance Company and Serv-American National Title Insurance. Mr. Yuan received a B.A. degree in economics from Fu-Jen Catholic University in Taiwan and a M.B.A. degree from Utah State University. Mr. Yuan was a director & CEO of C-ME since 1996, ASAP Show since 2005 and ASAP Expo since 2007.

BOARD MEETINGS AND COMMITTEES

The Executive Committee consists of Frank Yuan, Charles Rice and Deborah Shamaley. The Executive Committee has authority to take any action other than appointment of auditors, election and removal of directors and appointment of officers, which can be taken only by the entire Board. During the fiscal year ended May 31, 2007, the Executive Committee held no meetings.

The Compensation Committee consists of Deborah Shamaley, Alvin Mirman and Charles Rice. The principal functions of the Compensation Committee are to establish the compensation of executive officers, review management organization and development, review significant employee benefit programs and administer ASAP Expo's Stock Option Plans. The Compensation Committee held no meetings during the fiscal year ended May 31, 2007.

ASAP Expo does not have a Nominations Committee. The Board of Directors, as a whole, identifies and screens candidates for membership on ASAP Expo's Board.

AUDIT COMMITTEE REPORT

The Audit Committee selects our independent registered public accounting firm, reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, reviews our financial statements for each quarterly period and reviews and evaluates our internal control functions. Charles Rice serves as the Audit Committee Chairman. Mr. Rice is an independent audit committee member according to the definition used by NASDAQ for audit committee independence, and is an audit committee qualified financial expert. James Vandeberg and Alvin Mirman are other members of the audit committee.

CODE OF ETHICS

For the year ended December 31, 2007, ASAP Expo did not have formal written values and ethical standards. However, ASAP Expo's management does communicate values and ethical standards during company-wide meetings.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the compensation that ASAP Show paid to each executive officer and all executive officers as a group, for the fiscal years ended December 31, 2007 and 2006 including salary and bonuses paid by ASAP Show to the Chief Executive Officer. No other executive officers received more than $100,000 during the fiscal years ended December 31, 2007 and 2006. ASAP Expo does not currently have a long-term compensation plan and does not grant any long-term compensation to its executive officers or employees.

The table does not reflect certain personal benefits, which in the aggregate are less than ten percent of the named executive officer's salary and bonus. No other compensation was granted in fiscal years ended December 31, 2007 and 2006.

SUMMARY COMPENSATION TABLE

Long Term Compensation
		Annual Compensation			Awards		Payouts
Name				Other		Securities
and				Annual	Restricted	Underlying
Principal				Compensation	Stock	Options/	LTIP	All Other
Position	Year	Salary ($)	Bonus ($)	($)	Award(s)	SARs (#)	Payouts ($)	Compensation
Yuan, Frank	2007	$150,000	$-	$-	$-	N/A	$-	$-
(CEO)	2006	$150,000	$-	$-	$-	N/A	$-	$-

COMPENSATION OF DIRECTORS

All outside directors are reimbursed for any reasonable expenses incurred in the course of fulfilling their duties as directors of ASAP Expo and do not receive any payroll.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of May 21, 2008, the sole shareholder of ASAP Expo is China Yili.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS; ORGANIZATION WITHIN LAST FIVE YEARS

ASAP Expo’s Line with Frank and Vicky Yuan allows for a total of $1.3 Million in draw downs by, the Company. The Line bears interest at 10% per annum and expires on August 1, 2009.  During the seven months ended December 31, 2007, our parent company, ASAP Show, we incurred interest expense totaling $63,863 in connection with the Line. At March 31, 2008, the balance of the Line was $1,364,474, excluding the accrued and unpaid interest of $30,211.

ASAP Expo has a working capital advance loan to an affiliated company, IBMC, whose major shareholder is Frank Yuan.  There is no written note for the working capitals loaned to IBMC.  At March 31, 2008, the balance of the loan was $208,640.

ASAP Expo was incorporated under the laws of the State of Nevada on April 10, 2007, and is a wholly owned subsidiary of China Yili (a Nevada corporation formerly operating under the name ASAP Show, Inc.).  On May 24, 2007, prior to ASAP Show’s merger with Sino-American Petroleum, ASAP Show assigned to ASAP Expo its pre-merger operations, assets, and liabilities in exchange for 8,701,480 shares of ASAP Expo’s common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

ASAP Expo's Articles of Incorporation provide that ASAP Expo shall indemnify to the fullest extent permitted by Nevada law any person who is made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The right to and amount of indemnification shall be determined in accordance with the provisions of Nevada Revised Statutes in effect at the time of the determination.

Our Bylaws generally require that we advance to our directors and officers expenses incurred by them in defending a proceeding in advance of its final disposition, provided that the director or officer agrees to reimburse us for such advances if it is ultimately found that the director or officer is not entitled to indemnification. In addition, our bylaws permit us to purchase insurance on behalf of our directors and officers against any liability asserted against them in such capacity. We intend to obtain such insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ASAP Expo pursuant to the foregoing provisions, or otherwise, ASAP Expo has been advised that in the opinion of the Securities and Exchange Commission such  indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by ASAP Expo of expenses incurred or paid by a director, officer or controlling person of ASAP Expo in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, ASAP Expo will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THREE MONTHS ENDING MARCH 31, 2008

To the Shareholders of

ASAP Expo, Inc.

We have audited the accompanying balance sheets of ASAP Expo, Inc. for the three months ended March 31, 2008. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ASAP Expo, Inc. as of March 31, 2008 for the three months then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans regarding those matters also are described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Sutton Robinson Freeman & Co., P. C.
Certified Public Accountants

June 3, 2008

ASAP EXPO, INC.
BALANCE SHEET
MARCH 31, 2008

ASSETS
Current Assets
Cash	$41,735
Prepaid Expenses	2,975
Due from affiliated company	208,639
Total Current Assets	253,349

Total Assets	$253,349

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$247,600
Deferred Revenue	5,500
Total Current Liabilities	253,100

Line of credit, officers	1,364,474

Commitments and contingencies

Stockholders' Deficit
Common stock, $.001 par value, 45,000,000 shares authorized,
8,701,480 shares issued and outstanding	8,701
Capital deficiency	(1,126,289)
Accumulated deficit	(246,637)
Total Stockholders' Deficit	(1,364,225)

Total Liabilities and Stockholders' Deficit	$253,349

The accompanying notes are an integral part of these financial statements.

ASAP EXPO, INC.
STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)

Revenues:
Transaction apparel sales	$6,359	$-
Tradeshow revenue	233,802	-
Total revenues	240,161	-

Operating expenses:
Cost of transaction sales	5,765	-
General and administrative	327,020	-
Payroll and related benefits	44,570	-
Total operating expenses	377,355	-

Loss from operations	(137,194)	-

Other Income (Expense)
Other income	-	-
Interest expense	(34,429)	-
Total other Income (Expense)	(34,429)	-

Loss before income taxes	(171,623)	-
Income taxes	-	-

Net loss	$(171,623)	-

Net loss per common share
Basic and diluted	$(0.02)	$-

Weighted average common shares outstanding
Basic and diluted	8,701,480	-

The accompanying notes are an integral part of these financial statements.

ASAP EXPO, INC.
STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(171,623)	$-
Adjustments to reconcile net loss to net cash
used in operating activities:
Changes in operating assets and liabilities:
Prepaid expenses	(2,975)
Other receivable	1,446	-
Employee advances	50	-
Accounts payable and accrued expenses	112,509	-
Deferred revenues	(45,103)	-

Net cash used in operating activities	(105,696)	-

Cash flows from investing activities:
Payments for affiliated company	58,164	-

Net cash provided by investing activities	58,164	-

Cash flows from financing activities:
Proceeds from borrowings on line-of-credit from officers	163,684	-
Repayments of borrowings on line-of-credit from officers	(101,252)	-

Net cash provided by financing activities	62,432	-

Net (decrease) increase in cash	14,900	-

Cash, beginning of period	26,835	-

Cash, end of period	$41,735	$-

Supplemental disclosures of cash flow information:
Cash paid during ther period
Interest	$30,577	$-
Income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

ASAP EXPO, INC.
NOTES TO FINANCIAL STATEMENTS
 MARCH 31, 2008

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

ASAP Expo, Inc. (“ASAP Expo” or the “Company”) was incorporated on April 10, 2007 under the laws of the State of Nevada and is a wholly owned subsidiary of  China Yili Petroleum Company, a Nevada corporation (“China Yili”), formerly named ASAP Show, Inc (“ASAP Show”).

On August 13, 2007 ASAP Show acquired the outstanding capital stock of Sino-American Petroleum Group, Inc., a Delaware corporation (“Sino-American Petroleum”) (the “Merger”), through the issuance of Series A Convertible Preferred Stock to the shareholders of Sino-American Petroleum.  Sino-American Petroleum is a holding company that owns all of the registered capital of Tongliao Yili Asphalt Co. (“Yili Asphalt”), a corporation organized under the laws of The People’s Republic of China.Yili Asphalt is engaged in the business of refining heavy oil into asphalt, fuel oil and lubricants.  All of Yili Asphalt’s business is currently in China.

Prior to the Merger, ASAP Show assigned all of its pre-Merger business and assets to ASAP Expo and ASAP Expo assumed responsibility for all of the liabilities of ASAP Show that existed prior to the Merger.  On May 24, 2007 ASAP Expo entered into an Assignment and Assumption and Management Agreement with ASAP Show and Frank Yuan whereby ASAP Expo acquired the operations of ASAP Show by the assignment and transfer all of the assets and liabilities of ASAP Show to ASAP Expo (the “Agreement”).  The Agreement provides that Mr. Yuan will manage ASAP Expo within his discretion, provided that his actions or inactions do not threaten material injury to ASAP Show.  The Agreement further provides that Mr. Yuan will cause ASAP Expo to file a registration statement that will, when declared effective, permit ASAP Show to distribute all of the issued and outstanding shares of ASAP Expo to the holders of ASAP Show’s common stock (the “Distribution”).  Upon the registration statement being declared effective, the Board of Directors of ASAP Show will fix a record date and shareholders of record on that date will receive the Shares of ASAP Expo in proportion to their ownership of ASAP Show common stock as a dividend to ASAP Show’s common stock held by them.

The Distribution will cause ASAP Expo to spin-off from ASAP Show and allow the shareholders of ASAP Show to participate in the growth of the trade show business through the spin-off of the ASAP Expo, which owns and operates the trade show business.  The beginning balances of ASAP Expo’s assets and liabilities are the balances of ASAP Show’s assets and liabilities as of May 24, 2007.

ASAP Show, Inc. was incorporated in December 2004 under the laws of the State of Nevada. ASAP Show's value to global suppliers and buyers in the manufacturing, wholesaling and retailing clothing business lies in its capabilities as an intermediary for the industry. The Company believes it has built a foundation to meet today's ever-changing international trading landscape.

The Apparel Sourcing Association Pavilion Trade Show ("ASAP Show") is the core business of the Company. ASAP Show is a global apparel and textile sourcing show that brings leading manufacturers from around the world to one venue to meet, greet and sell to buyers. The ASAP Show is held twice a year in Las Vegas, Nevada.

GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

At March 31, 2008, the Company has a capital deficiency of approximately $1,126,289 resulted from the accumulated deficit of its parent company that was transferred to the Company according to the Agreement, working capital of approximately $248 and a lack of profitable operating history. The Company hopes to increase revenues from its trade shows and buying trips. In the absence of significant increases in revenues, the Company intends to fund operations through additional debt and equity financing arrangements. The successful outcome of future activities cannot be determined at this time and there are no assurances that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

The Company's success is dependent upon numerous items, certain of which are the successful growth of revenues from its products and services and its ability to obtain new customers/exhibitors in order to achieve levels of revenues adequate to support the Company's current and future cost structure, for which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing and maintaining profitable operations. These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, technical difficulties, market acceptance and sales and marketing. The failure of the Company to meet any of these conditions could have a materially adverse effect on the Company and may force the Company to reduce or curtail operations. No assurance can be given that the Company can achieve or maintain profitable operations.

The Company believes it will have adequate cash to sustain operations until it achieves sustained profitability. However, until the Company has a history of maintaining revenue levels sufficient to support its operations and repay its working capital deficit, the Company may require additional financing. Sources of financing could include capital infusions, additional equity financing or debt offerings. There can be no assurance that funding will be available on acceptable terms, if at all, or that such funds, if raised, would enable the Company to achieve or sustain profitable operations.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the classification of liabilities that might result from the outcome of these uncertainties.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. No significant estimates were made in these financial statements.

RISKS AND UNCERTAINTIES

The Company operates in a highly competitive trade show environment that is subject to government regulation and rapid change. The Company's operations are subject to significant risk and uncertainties including financial, operational and other risks associated with the business, including the potential risk of business failure.

CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

Certain financial instruments, principally accounts receivable, potentially subject the Company to credit risks. The Company performs ongoing credit evaluations of its customers but does not require collateral. The Company maintains an allowance for doubtful receivables and sales returns based upon factors surrounding the credit risk of specific customers, historical trends and the Company's estimate of future product returns. As of the balance sheet date, no allowance is required nor provided against these receivables, which are deemed to be collectible in the normal course of business. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts.

There were no significant sales concentrations for the three months ended March 31, 2008 and no accounts receivable concentrations at March 31, 2008.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation of property and equipment was calculated on the straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements were amortized over the shorter of the amortized useful lives or the lease term.

Maintenance, repairs and minor renewals are charged directly to expense as incurred. Additions and betterments to property and equipment are capitalized. When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the accounts and any resulting gain or loss is included in the statement of operations.

There were no property and equipment at March 31, 2008.

REVENUE RECOGNITION

In December 1999, the SEC issued Staff Accounting Bulletin 101 ("SAB 101"), "Revenue Recognition," which outlines the basic criteria that must be met to recognize revenue and provide guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. SAB 101 has been amended and replaced by SAB 104. Management believes the Company's revenue recognition policies conform to SAB 104.

Revenues include amounts earned under transaction sales, trade shows, and Buying Trips.

Transaction Sales

Transaction revenues are recorded in accordance with Emerging Issues Task Force Issue No. ("EITF") 99-19 "Reporting Revenue Gross as a Principal versus net as an Agent." The Company recognizes revenues from product transaction sales when title to the product passes to the customer. For all product transactions with its customers, the Company acts as a principal, takes title to all products sold upon shipment, and bears inventory risk for return products that the Company is not able to return to the supplier, although these risks are mitigated through arrangements with factories, shippers and suppliers.

Trade Shows

Trade Shows generate revenue through exhibitor booths sales, corporate sponsorship, and advertising. Such revenue is typically collected in advance, deferred and then recognized at the time of the related trade show. The Company organizes two trade shows per year in February and August in Las Vegas.

Buying Trips

Buying Trips generate revenue through the participating buyers ("Buyers") paying for the Company's assistance during the travel through various foreign countries in Asia to meet local apparel manufacturers. The Company receives a portion of exhibition net revenues collected by the overseas government's trade promotion agencies located in the various cities which were visited by the Buyers (i.e. the Company does not share any losses, if any). The Buying Trip's revenue is recognized ratably during the period in which the event is conducted. Management is planning to conduct multiple, but small size buying trips to China and Southeast Asia countries annually.

INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not those assets will not be recovered.

LOSS PER SHARE

Under SFAS No. 128, "Earnings per Share," basic loss per share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. If the Company has incurred net losses, basic and diluted losses per share are the same as additional potential common shares would be anti-dilutive.

FAIR VALUE

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amounts of the Company's cash, accounts receivable, accounts payable, accrued expenses, deferred revenues and line of credit from shareholders approximate their fair values due to the short-term maturities of those financial instruments.

ADVERTISING

The Company expenses the cost of advertising when incurred as general and administrative expenses. No advertising expenses were incurred for the three months ended March 31, 2008.  Advertising costs consist primarily of costs associated with the promotion of ASAP Global Sourcing Show awareness.

SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" dictates the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers (see Note 7).

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. The Company is currently evaluating the potential impact of the adoption of SFAS 141R on its consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. The Company is currently evaluating the potential impact of the adoption of SFAS 160 on its consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). This statement defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS 157 on our financial condition and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (SFAS No. 158”). SFAS No. 158 requires an employer that sponsors one or more single-employer defined benefit plans to (a) recognize the over-funded or under-funded status of a benefit plan in its statement of financial position, (b) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87, “Employers’ Accounting for Pensions”, or SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”, (c) measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end, and (d) disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation.The Company does not expect the adoption of SFAS 158 to have a material effect on its financial statements and related disclosures.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. SFAS 159 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on the Company’s financial condition or results of operations.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by Management to have a material impact on the Company's present or future financial statements.

NOTE 2 – DUE FROM AFFILIATED COMPANY

The Company has a loan to an affiliated company, IBMC whose major shareholder, Frank Yuan is also an officer of ASAP Expo.  There is no written note for the working capitals loaned to IBMC.  At March 31, 2008, the balance of the loan was $208,639.

NOTE 3 - LINE-OF-CREDIT FROM OFFICERS

The Company has an unsecured revolving line-of-credit (the "Line") from Frank Yuan, the Company's Chief Executive Officer, and certain family members which expires on August 1, 2009 and provides for borrowings up to a maximum of $1,300,000, as amended. The Line carries an interest rate of 10.0% per annum. The balance as of March 31, 2008 was $1,364,474, and the accrued and unpaid interest was $30,211.

NOTE 4 - INCOME TAXES

In connection with the spin-off, the tax attributes associated with ASAP Show have not been retained by the Company. As of March 31, 2008, the Company had Federal net tax operating loss carry forwards of approximately $171,623 available to offset future taxable income. The carry forwards expire in varying amounts through 2028

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at March 31, 2008 and 2007 are presented below:

	Three Months Ended March 31,
	2008	2007

Deferred tax assets:
Net operating loss carryforwards	$58,400	$-
Total deferred tax assets	58,400	-
Less: valuation allowance	(58,400)	-
Net deferred tax assets	$-	$-

NOTE 5 - SHAREHOLDERS' DEFICIT

Options and Warrants

The Company does not have a stock option plan or any options or warrants issued and outstanding as of March 31, 2008.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Operating Lease

Starting July 1, 2007, the Company leases office space under month to month lease agreement with its CEO Frank Yuan, an arm’s length transaction. The lease provides for monthly lease payments of $4,500.

NOTE 7 - BUSINESS SEGMENTS

Reportable business segments for the three months ended March 31, 2008 and 2007 were as follows:

	Three Months Ended March 31,
	2008	2007

Revenues:
Transaction apparel sales	$6,359	$-
Tradeshow revenue	233,802	-
	$240,161	$-

Income (loss) from operations:
Transaction sales	$594	$-
Trade shows	(137,789)	-
	$(137,194)	$-

Identifiable assets:
Trade shows	$253,349	$-

Net sales as reflected above consist of sales to unaffiliated customers only as there were no significant inter-segment sales for the three months ended March 31, 2008.There were no significant capital expenditures for the three months ended March 31, 2008.

There was no significant concentration on net segment sales for the three months ended March 31, 2008.Trade Show revenue relates to the Company's Las Vegas, Nevada, and China show.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2007

To the Shareholders of
ASAP Expo, Inc.

We have audited the accompanying balance sheets of ASAP Expo, Inc. for the year ended December 31, 2007 and the related statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ASAP Expo, Inc. as of December 31, 2007 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans regarding those matters also are described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Sutton Robinson Freeman & Co., P. C.
Certified Public Accountants

April 20, 2008

ASAP EXPO, INC.
BALANCE SHEET
 DECEMBER 31, 2007

ASSETS
Current Assets
Cash	$26,835
Other receivable	1,446
Employee advances	50
Due from affiliated company	266,804
Total Current Assets	295,135

Total Assets	$295,135

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$135,091
Deferred Revenue	50,603
Total Current Liabilities	185,694

Line of credit, officers	1,302,043

Commitments and contingencies

Stockholders' Deficit
Common stock, $.001 par value, 45,000,000 shares authorized,
8,701,480 shares issued and outstanding	8,701
Capital deficiency	(1,126,289)
Accumulated deficit	(75,014)
Total Stockholders' Deficit	(1,192,602)

Total Liabilities and Stockholders' Deficit	$295,135

The accompanying notes are an integral part of these financial statements.

ASAP EXPO, INC.
STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2006

Revenues:
Transaction apparel sales	$11,374	$-
Tradeshow revenue	556,106	-
Buying trip	26,386	-
Total revenues	593,866	-

Operating expenses:
Cost of transaction sales	(6,806)	-
General and administrative	502,261	-
Payroll and related benefits	113,294	-
Total operating expenses	608,749	-

Loss from operations	(14,883)	-

Other Income (Expense)
Other income	4,532	-
Interest expense	(63,863)	-
Total other Income (Expense)	(59,331)	-

Loss before income taxes	(74,214)	-
Income taxes	800	-

Net loss	$(75,014)	$-

Net loss per common share
Basic and diluted	$(0.01)	$-

Weighted average common shares outstanding
Basic and diluted	8,701,480	-

The accompanying notes are an integral part of these financial statements.

ASAP EXPO, INC.
STATEMENTS OF SHAREHOLDERS' DEFICIT

	Common Stock		Capital			Total
			Contribution	Capital	Retained	Shareholder's
	Shares	Amount	Receivable	deficiency	Earnings	Deficit
Balance, May 24, 2007	--	$--	$--	$--	$--	$--
Capital contribution from the spin-off reorganization	8,701,480	8,701	(50,000)	(1,326,289)	--	(1,367,588)
Capital received			50,000	200,000		250,000
Net loss	--	--	--	--	(75,014)	(75,014)

Balance, December 31, 2007	8,701,480	$8,701	$--	$(1,126,289)	$(75,014)	$(1,192,602)

The accompanying notes are an integral part of these financial statements.

ASAP EXPO, INC.
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(75,014)	$-
Adjustments to reconcile net loss to net cash
used in operating activities:
Changes in operating assets and liabilities:
Other receivable	(192)	-
Employee advances	(50)	-
Other assets	9,800	-
Accounts payable and accrued expenses	(151,275)	-
Deferred revenues	(16,581)	-
Customer deposits	(88,675)	-

Net cash (used in) operating activities	(321,987)	-

Cash flows from investing activities:
Payments for affiliated company	(229,630)	-

Net cash (used in) investing activities	(229,630)	-

Cash flows from financing activities:
Proceeds from capital contribution receivable	50,000	-
Proceeds from borrowings on line-of-credit from officers	743,452	-
Repayments of borrowings on line-of-credit from officers	(469,717)	-
Proceeds from shareholder contribution	200,000	-

Net cash provided by financing activities	523,735	-

Net (decrease) increase in cash	(27,882)	-

Cash, beginning of period	54,717	-

Cash, end of period	$26,835	$-

Supplemental disclosures of cash flow information:
Cash paid during ther period
Interest	$49,688	$-
Income taxes	$800	$-

The accompanying notes are an integral part of these financial statements.

ASAP EXPO, INC.
NOTES TO FINANCIAL STATEMENTS
 DECEMBER 31, 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

ASAP Expo, Inc. (“ASAP Expo” or the “Company”) was incorporated on April 10, 2007 under the laws of the State of Nevada and is a wholly owned subsidiary of China Yili Petroleum Company, a Nevada corporation (“China Yili”), formerly named ASAP Show, Inc (“ASAP Show”).

On August 13, 2007 ASAP Show acquired the outstanding capital stock of Sino-American Petroleum Group, Inc., a Delaware corporation (“Sino-American Petroleum”) (the “Merger”), through the issuance of Series A Convertible Preferred Stock to the shareholders of Sino-American Petroleum.  Sino-American Petroleum is a holding company that owns all of the registered capital of Tongliao Yili Asphalt Co. (“Yili Asphalt”), a corporation organized under the laws of The People’s Republic of China.Yili Asphalt is engaged in the business of refining heavy oil into asphalt, fuel oil and lubricants.  All of Yili Asphalt’s business is currently in China.

Prior to the Merger, ASAP Show assigned all of its pre-Merger business and assets to ASAP Expo and ASAP Expo assumed responsibility for all of the liabilities of ASAP Show that existed prior to the Merger.  On May 24, 2007 ASAP Expo entered into an Assignment and Assumption and Management Agreement with ASAP Show and Frank Yuan whereby ASAP Expo acquired the operations of ASAP Show by the assignment and transfer all of the assets and liabilities of ASAP Show to ASAP Expo (the “Agreement”). The Agreement provides that Mr. Yuan will manage ASAP Expo within his discretion, provided that his actions or inactions do not threaten material injury to ASAP Show.  The Agreement further provides that Mr. Yuan will cause ASAP Expo to file a registration statement that will, when declared effective, permit ASAP Show to distribute all of the issued and outstanding shares of ASAP Expo to the holders of ASAP Show’s common stock (the “Distribution”).  Upon the registration statement being declared effective, the Board of Directors of ASAP Show will fix a record date and shareholders of record on that date will receive the Shares of ASAP Expo in proportion to their ownership of ASAP Show common stock as a dividend to ASAP Show’s common stock held by them.

The Distribution will cause ASAP Expo to spin-off from ASAP Show and allow the shareholders of ASAP Show to participate in the growth of the trade show business through the spin-off of the ASAP Expo, which owns and operates the trade show business.  The beginning balances of ASAP Expo’s assets and liabilities are the balances of ASAP Show’s assets and liabilities as of May 24, 2007.

ASAP Show, Inc. was incorporated in December 2004 under the laws of the State of Nevada. ASAP Show's value to global suppliers and buyers in the manufacturing, wholesaling and retailing clothing business lies in its capabilities as an intermediary for the industry. The Company believes it has built a foundation to meet today's ever-changing international trading landscape.

The Apparel Sourcing Association Pavilion Trade Show ("ASAP Show") is the core business of the Company. ASAP Show is a global apparel and textile sourcing show that brings leading manufacturers from around the world to one venue to meet, greet and sell to buyers. The ASAP Show is held twice a year in Las Vegas, Nevada.

GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

At December 31, 2007, the Company has a capital deficiency of approximately $1,126,289 resulted from the accumulated deficit of its parent company that was transferred to the Company according to the “Agreement”, working capital of approximately $109,442 and a lack of profitable operating history. The Company hopes to increase revenues from its trade shows and buying trips. In the absence of significant increases in revenues, the Company intends to fund operations through additional debt and equity financing arrangements. The successful outcome of future activities cannot be determined at this time and there are no assurances that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

The Company's success is dependent upon numerous items, certain of which are the successful growth of revenues from its products and services and its ability to obtain new customers/exhibitors in order to achieve levels of revenues adequate to support the Company's current and future cost structure, for which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing and maintaining profitable operations. These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, technical difficulties, market acceptance and sales and marketing. The failure of the Company to meet any of these conditions could have a materially adverse effect on the Company and may force the Company to reduce or curtail operations. No assurance can be given that the Company can achieve or maintain profitable operations.

The Company believes it will have adequate cash to sustain operations until it achieves sustained profitability. However, until the Company has a history of maintaining revenue levels sufficient to support its operations and repay its working capital deficit, the Company may require additional financing. Sources of financing could include capital infusions, additional equity financing or debt offerings. There can be no assurance that funding will be available on acceptable terms, if at all, or that such funds, if raised, would enable the Company to achieve or sustain profitable operations.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the classification of liabilities that might result from the outcome of these uncertainties.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. No significant estimates were made in these financial statements.

RISKS AND UNCERTAINTIES

The Company operates in a highly competitive trade show environment that is subject to government regulation and rapid change. The Company's operations are subject to significant risk and uncertainties including financial, operational and other risks associated with the business, including the potential risk of business failure.

CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

Certain financial instruments, principally accounts receivable, potentially subject the Company to credit risks. The Company performs ongoing credit evaluations of its customers but does not require collateral. The Company maintains an allowance for doubtful receivables and sales returns based upon factors surrounding the credit risk of specific customers, historical trends and the Company's estimate of future product returns. As of the balance sheet date, no allowance is required nor provided against these receivables, which are deemed to be collectible in the normal course of business. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts.

There were no significant sales concentrations for period from May 24, 2007 to May 31, 2007 and no accounts receivable concentrations at May 31, 2007.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation of property and equipment was calculated on the straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements were amortized over the shorter of the amortized useful lives or the lease term.

Maintenance, repairs and minor renewals are charged directly to expense as incurred. Additions and betterments to property and equipment are capitalized. When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the accounts and any resulting gain or loss is included in the statement of operations.

There were no property and equipment at December 31, 2007.

REVENUE RECOGNITION

In December 1999, the SEC issued Staff Accounting Bulletin 101 ("SAB 101"), "Revenue Recognition," which outlines the basic criteria that must be met to recognize revenue and provide guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. SAB 101 has been amended and replaced by SAB 104. Management believes the Company's revenue recognition policies conform to SAB 104.

Revenues include amounts earned under transaction sales, trade shows, and Buying Trips.

Transaction Sales

Transaction revenues are recorded in accordance with Emerging Issues Task Force Issue No. ("EITF") 99-19 "Reporting Revenue Gross as a Principal versus net as an Agent." The Company recognizes revenues from product transaction sales when title to the product passes to the customer. For all product transactions with its customers, the Company acts as a principal, takes title to all products sold upon shipment, and bears inventory risk for return products that the Company is not able to return to the supplier, although these risks are mitigated through arrangements with factories, shippers and suppliers.

Trade Shows

Trade Shows generate revenue through exhibitor booths sales, corporate sponsorship, and advertising. Such revenue is typically collected in advance, deferred and then recognized at the time of the related trade show. The Company organizes two trade shows per year in February and August in Las Vegas.

Buying Trips

Buying Trips generate revenue through the participating buyers ("Buyers") paying for the Company's assistance during the travel through various foreign countries in Asia to meet local apparel manufacturers. The Company receives a portion of exhibition net revenues collected by the overseas government's trade promotion agencies located in the various cities which were visited by the Buyers (i.e. the Company does not share any losses, if any). The Buying Trip's revenue is recognized ratably during the period in which the event is conducted. Management is planning to conduct multiple, but small size buying trips to China and Southeast Asia countries annually.

INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not those assets will not be recovered.

LOSS PER SHARE

Under SFAS No. 128, "Earnings per Share," basic loss per share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. If the Company has incurred net losses, basic and diluted losses per share are the same as additional potential common shares would be anti-dilutive.

FAIR VALUE

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amounts of the Company's cash, accounts receivable, accounts payable, accrued expenses, deferred revenues and line of credit from shareholders approximate their fair values due to the short-term maturities of those financial instruments.

ADVERTISING

The Company expenses the cost of advertising when incurred as general and administrative expenses. No advertising expenses were incurred for year ended ..December 31, 2007.  Advertising costs consist primarily of costs associated with the promotion of ASAP Global Sourcing Show awareness.

SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" dictates the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers (see Note 7).

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. The Company is currently evaluating the potential impact of the adoption of SFAS 141R on its consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. The Company is currently evaluating the potential impact of the adoption of SFAS 160 on its consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). This statement defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS 157 on our financial condition and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (SFAS No. 158”). SFAS No. 158 requires an employer that sponsors one or more single-employer defined benefit plans to (a) recognize the over-funded or under-funded status of a benefit plan in its statement of financial position, (b) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87, “Employers’ Accounting for Pensions”, or SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”, (c) measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end, and (d) disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation.The Company does not expect the adoption of SFAS 158 to have a material effect on its financial statements and related disclosures.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. SFAS 159 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on the Company’s financial condition or results of operations.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by Management to have a material impact on the Company's present or future financial statements.

NOTE 2 – DUE FROM AFFILIATED COMPANY

The Company has a loan to an affiliated company, IBMC whose major shareholder, Frank Yuan is also a officer of ASAP Expo.  There is no written note for the working capitals loaned to IBMC.  At December 31, 2007, the balance of the loan was $266,804.

NOTE 3 - LINE-OF-CREDIT FROM OFFICERS

The Company has an unsecured revolving line-of-credit (the "Line") from Frank Yuan, the Company's Chief Executive Officer, and certain family members which expires on August 1, 2009 and provides for borrowings up to a maximum of $1,300,000, as amended. The Line carries an interest rate of 10.0% per annum. The balance as of December 31, 2007 was $1,302,043, and the accrued and unpaid interest was $26,359.

NOTE 4 - INCOME TAXES

In connection with the spin-off, the tax attributes associated with ASAP Show have not been retained by the Company. As of December 31, 2007, the Company had Federal net tax operating loss carry forwards of approximately $75,014 available to offset future taxable income. The carry forwards expire in varying amounts through 2027.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 2007 and 2006 are presented below:

	Years Ended December 31,
	2007	2006

Deferred tax assets:
Net operating loss carryforwards	$25,500	$-
Total deferred tax assets	25,500	-
Less: valuation allowance	(25,500)	-
Net deferred tax assets	$-	$-

NOTE 5 - SHAREHOLDERS' DEFICIT

Options and Warrants

The Company does not have a stock option plan or any options or warrants issued and outstanding as of December 31, 2007.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Operating Lease

Starting July 1, 2007, the Company leases office space under month to month lease agreement with its CEO Frank Yuan, an arms length transaction. The lease provides for monthly lease payments of $4,500.

Litigation

On March 7, 2006, a complaint was filed against ASAP Show’s former parent company, Cyber Merchants Exchange Inc. (“C-ME”) in a Chapter 7 bankruptcy proceeding in U.S. Bankruptcy Court in the District of Delaware in the matter captioned In Re: Factory 2-U Stores, Inc. The complaint seeks to recover from C-ME $91,572 in alleged preferential transfers made to C-ME by the debtor during the ninety-day period prior to the filing of the debtor's bankruptcy petition. C-ME intends to defend against such preference claim by asserting that such transfers were made in the ordinary course of business and such other available defenses.

To the extent C-ME incurs any losses, costs or damages with respect to the preference claim, including attorneys' fees and related costs, the C-ME believes it may recover such losses, costs and damages from Frank Yuan and ASAP Show pursuant to the indemnification provisions under the Transfer Agreement, which C-Me transferred all of its assets and liabilities to ASAP Show. C-ME has informed Frank Yuan and ASAP Show that it intends to seek indemnification from them with respect to the preference claim. Further, C-ME has informed Frank Yuan and ASAP Show that the $50,000 reserve originally due to be paid on March 28, 2006 under the terms of the Transfer Agreement will be retained by C-ME until this preference claim is resolved to satisfy any potential indemnity claims.

The preference claim was settled in July, 2007 and on July 2, 2007, ASAP Expo received $34,987 settlement amount derived from $50,000 net of $15,013 attorney fee.

NOTE 7 - BUSINESS SEGMENTS

Reportable business segments for the years ended December 31, 2007 and 2006 were as follows:

	Years Ended December 31,
	2007	2006

Revenues:
Transaction apparel sales	$11,374	$-
Tradeshow revenue	556,106	-
Buying trips	26,386
	$593,866	$-

Income (loss) from operations:
Transaction sales	$18,180	$-
Trade shows	(56,984)	-
Buying trips	23,922	-
	$(14,883)	$-

Identifiable assets:
Trade shows	$295,135	$-

Net sales as reflected above consist of sales to unaffiliated customers only as there were no significant inter-segment sales for the year ended December 31, 2007.  There were no significant capital expenditures for the year ended December 31, 2007.

There was no significant concentration on net segment sales for the year ended December 31, 2007.

Trade Show revenue relates to the Company's Las Vegas, Nevada, and China show.

PART II-INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses listed below are estimates and will be paid for by ASAP Expo.

Registration Fee	$3.42
Printing Expenses	0
Legal Fees and Expenses*	25,000
Accounting Fees and Expenses*	5,000
Blue Sky Fees	0
Engineering Fees and Expenses	0
Miscellaneous	0
Total	$30,342

ITEM 14 - INDEMINIFCATION OF DIRECTORS AND OFFICERS

ASAP Expo's Articles of Incorporation provide that ASAP Expo shall indemnify to the fullest extent permitted by Title 7 of the Nevada Revised Statutes any person who is made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The right to and amount of indemnification shall be determined in accordance with the provisions of the Delaware Corporate Code in effect at the time of the determination.

Our Bylaws generally require that we advance to our directors and officers expenses incurred by them in defending a proceeding in advance of its final disposition, provided that the director or officer agrees to reimburse us for such advances if it is ultimately found that the director or officer is not entitled to indemnification. In addition, our bylaws permit us to purchase insurance on behalf of our directors and officers against any liability asserted against them in such capacity. We intend to obtain such insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15 -RECENT SALES OF UNREGISTERED SECURITIES

Pursuant to the Agreement whereby ASAP Show assigned all of its pre-Merger business and assets to ASAP Expo and ASAP Expo assumed responsibility for all of the liabilities of ASAP Show that existed prior to the Merger, ASAP Expo issued 8,701,480 shares of common stock to ASAP Show.  This issuance was exempt from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering.

ITEM 16 -EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit	Description

2.1	Assignment and Assumption and Management Agreement dated May 24, 2007, by and among ASAP Expo, Inc., ASAP Show, Inc., and Frank S. Yuan (1)

2.2	First Amendment to the Assignment and Assumption and Management Agreement (1)

3.1	Amended and Restated Articles of Incorporation of ASAP Expo, Inc. (1)

3.2	Bylaws of ASAP Expo, Inc. (1)

5.1	Opinion of The Otto Law Group, PLLC

10.1	Revolving Credit Line and Promissory Note by and between ASAP Expo, Inc. and Frank S. Yuan and Vicky Yuan (1)

10.2	Agreement and Plan of Merger, dated as of May 24, 2007, by and among ASAP Show, Inc., CRI Acquisition Corp., and Sino-American Petroleum Group, Inc. (1)

23.1	Consent of The Otto Law Group, PLLC (included in Exhibit 5.1)

23.2	Consent of Accountant

(1)	Previously filed as an exhibit to our registration statement on Form S-1 filed on February 12, 2008.

ITEM 17 - UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:
a.	To include any Prospectus required by Section 10(a) (3) of the Securities Act; and
b.
To reflect in the Prospectus any facts or events which arising after the effective of the registration statement (or the most recent post-effective amendment) or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a registration statement relating to the securities therein, and the offering of such securities that time shall be deemed to be the initial bona offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosemead, State of California, on June 9, 2008.

ASAP Expo, Inc.

/s/ Frank S. Yuan
By: Frank S. Yuan
Its: Director and Chief Executive Officer

In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Charles Rice	June 9, 2008
Charles Rice, Director	Date

/s/ Deborah Shamaley	June 9, 2008
Deborah Shamaley, Director	Date

/s/ James Vandeberg	June 9, 2008
James Vandeberg, Director	Date

/s/ Alvin S. Mirman	June 9, 2008
Alvin S. Mirman, Director	Date

EXHIBIT INDEX

Exhibit	Description

2.1	Assignment and Assumption and Management Agreement dated May 24, 2007, by and among ASAP Expo, Inc., ASAP Show, Inc., and Frank S. Yuan (1)

2.2	First Amendment to the Assignment and Assumption and Management Agreement (1)

3.1	Amended and Restated Articles of Incorporation of ASAP Expo, Inc. (1)

3.2	Bylaws of ASAP Expo, Inc. (1)

5.1	Opinion of The Otto Law Group, PLLC

10.1	Revolving Credit Line and Promissory Note by and between ASAP Expo, Inc. and Frank S. Yuan and Vicky Yuan (1)

10.2	Agreement and Plan of Merger, dated as of May 24, 2007, by and among ASAP Show, Inc., CRI Acquisition Corp., and Sino-American Petroleum Group, Inc. (1)

23.1	Consent of The Otto Law Group, PLLC (included in Exhibit 5.1)

23.2	Consent of Accountant

(1)	Previously filed as an exhibit to our registration statement on Form S-1 filed on February 12, 2008.